                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                                (Rule 13d-102)

            Information Statement Pursuant to Rules 13d-1 and 13d-2
                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*



                            Cavco Industries, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   149568107
                    ------------------------------------
                                (CUSIP Number)


                               December 31, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)

                               [ ] Rule 13d-1(c)

                               [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO. 149568107

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 1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Met Investors Advisory, LLC
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
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 3. SEC USE ONLY

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 4. CITIZENSHIP OR PLACE OF ORGANIZATION

          Maryland
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              5. Sole Voting Power:

                     None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6. Shared Voting Power:
BENEFICIALLY
  OWNED BY           624,873*
    EACH     ------------------------------------------------------------------
 REPORTING    7. Sole Dispositive Power:
   PERSON
    WITH             0
             ------------------------------------------------------------------
              8. Shared Dispositive Power:

                      624,873*

             See Note 1
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          624,873*
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.72%
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12. TYPE OF REPORTING PERSON

          IA
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* Note 1: Met Investors Advisory, LLC, ("MetLife Investors") an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, serves as investment manager of each series of Met Investors Series Trust (the "Trust"), an investment company registered under the Investment Company Act of 1940. In its role as investment manager of the Trust, MetLife Investors has contracted with certain sub-advisers to make the day-to-day investment decisions investment for the certain series of the Trust. Accordingly, MetLife Investors generally does not have investment and/or voting power over the shares reported in this schedule.

-------------------------------------------------------------------------------
 1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Met Investors Series Trust
-------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) [ ]
          Not Applicable                                                (b) [ ]
-------------------------------------------------------------------------------
 3. SEC USE ONLY

-------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
              5.  Sole Voting Power:

                     None
 NUMBER OF   ------------------------------------------------------------------
   SHARES     6.  Shared Voting Power:
BENEFICIALLY
  OWNED BY           624,873
    EACH     ------------------------------------------------------------------
 REPORTING    7.  Sole Dispositive Power:
   PERSON
    WITH             0
             ------------------------------------------------------------------
              8.  Shared Dispositive Power:

                     624,873
-------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          624,873
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.72%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON

          IV
-------------------------------------------------------------------------------

ITEM 1(a)   Name of Issuer:

                  Bronco Drilling Company, Inc.

ITEM 1(b)   Address of Issuer's Principal Executive Offices:

                  1001 N. Central Avenue, Suite 800 Phoenix, AZ 85004

ITEM 2(a)   Name of Person Filing:

            1)    Met Investors Advisory, LLC

            2)    Met Investors Series Trust

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                  5 Park Plaza, Suite 1900

                  Irvine, CA 92614

ITEM 2(c)   Citizenship:

            1)    Maryland

            2)    Delaware

ITEM 2(d)   Title of Class of Securities:

                  Common Stock, (the "Shares")

ITEM 2(e)   CUSIP Number:

                  149568107

ITEM 3      The person Filing this Schedule 13G is an:

                  Investment Company registered under Section 8 of the Investment Company Act of 1940.

                  Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

ITEM 4      OWNERSHIP

ITEM 4(a):  Amount Beneficially Owned:

                  624,873 shares

ITEM 4(b):  Percent of Class:

                  9.72%

ITEM 4(c):  Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  None

            (ii)  shared power to vote or to direct the vote:

                  624,873

            (iii) sole power to dispose or to direct the disposition of:

                  0

            (iv)  shared power to dispose or to direct the disposition of:

                  624,873

ITEM 5      Ownership of Five Percent or Less of a Class:

                  Not Applicable.

ITEM 6      Ownership of More than Five Percent on Behalf of Another Person:

                  Third Avenue Small-Cap Value Portfolio, a series of Met Investors Series Trust, a registered investment company under the investment Company Act of 1940, has the right to receive dividends from and the proceeds from the sale of 624,873 of the shares reported by Met Investors Advisory LLC.

ITEM 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not Applicable.

ITEM 8      Identification and Classification of Members of the Group:

                  Not Applicable.

ITEM 9      Notice of Dissolution of Group:

                  Not Applicable.

ITEM 10 CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2008

Met Investors Advisory, LLC

By: /s/ Richard Pearson
    -----------------------------

Met Investors Series Trust

By: /s/ Richard Pearson
    -----------------------------